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                                EXHIBIT 99.1
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                                                                    EXHIBIT 99.1


                        TAX EXEMPTION SAVINGS AGREEMENT


         THIS TAX EXEMPTION SAVINGS AGREEMENT is among Lowell W. Paxson ("Paxson"), Paxson Communications Corp. ("PCC"), and The Christian Network, Inc., ("CNI") and is dated this 15th day of May, 1994. Paxson, PCC, and CNI are referred to individually as a "Party" and, collectively, as the "Parties." References in this Agreement to affiliates of PCC include all persons over which PCC has either voting control or owns a majority of the person's equity interests.


                                   BACKGROUND

         CNI is a Florida not-for-profit corporation which has received a favorable determination from the Internal Revenue Service that it is an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), and is also classified as an organization, consisting of a church or an association of churches, described in Section 509(a)(1) and Section 170(b)(1)(A)(i) of the Code. One effect of these determinations is that CNI is not a private foundation.

         Paxson has been a major motivational and financial force behind the creation of CNI and his contributions have enabled CNI to carry on its exempt purposes. CNI has not had the financial wherewithal nor the expertise necessary, without the assistance of Paxson and the entities affiliated with PCC, to deliver its message to the public. Without the support of Paxson, CNI's activities would have been substantially curtailed and CNI may not have been able to continue to exist. As a result, CNI, PCC and its affiliates, and Paxson have engaged in, and will engage in, various transactions involving transfers of property, services, or cash between or among the Parties (the "Transactions"), and the Parties wish to enter into this Agreement to ensure that inadvertent and unintentional effects or consequences of the Transactions involving CNI will not jeopardize CNI's tax-exempt status.

                                  UNDERTAKINGS

         The Parties hereby agree as follows:

         1. Purpose. Paxson and PCC, on behalf of itself and each of its affiliates, acknowledge that the maintenance by CNI of its federal income tax exemption is fundamental to the purposes of the Parties to this Agreement and to the purpose of each Transaction involving CNI.

         2. Corrective Action. If the Internal Revenue Service, a court, or other body having regulatory control over CNI determines that any prior or subsequent Transaction between or among Paxson, PCC and its affiliates, and CNI (such Transaction is referred to herein as the "Identified Problem") results (or would result unless corrected) in the imposition of a penalty on CNI or any of its trustees, officers, directors or employees, or jeopardizes CNI's federal income tax exemption, then the Parties agree to take whatever action (the "Corrective Action")
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as is appropriate to avoid the imposition of any such penalty or loss of federal tax exemption. Corrective Action may include, but is not limited to, a rescinding of any contract, restructuring of any agreement, or the transfer of any property, money, or services if the effect of the action would cure the Identified Problem. To this end, the Parties agree that the Corrective Action shall be that minimum action necessary to avoid the incurrence of the penalty or loss of tax-exempt status, as the case may be, and which would still provide the Transaction with substantial substantive effect if possible.

         3. CNI's Liability. CNI shall not be liable to Paxson, PCC, or any of PCC's affiliates because of any act, or failure to act, by CNI if CNI determines the act or omission might jeopardize its federal income tax exemption, nor shall CNI be liable for any loss, damages, or expenses incurred by Paxson, PCC, or PCC's affiliates in complying with the terms of this Agreement, or otherwise.

         4. Termination or Amendment. Any provision included in any contract or agreement pertaining to any Transaction shall be void and unenforceable if it is subsequently determined that compliance with such provision is reasonably certain to jeopardize CNI's federal income tax exemption. In the event Paxson or PCC determines that a provision rendered void by the preceding sentence was material to his or its purposes for entering into the Transaction, then Paxson or PCC may either (i) immediately terminate the contract or agreement governing the Transaction, or (ii) obtain the approval of the other Parties to amend the contract or agreement governing the Transaction if the amendment is not likely to jeopardize CNI's federal income tax exemption. CNI's determination that a particular act or omission (or the inclusion of a particular provision in the contract or agreement pertaining to a Transaction) may reasonably jeopardize its federal income tax exemption shall be conclusive and binding upon Paxson and PCC.

         5. Costs. Any costs incurred by CNI in connection with this Agreement, including, but not limited to, costs of obtaining legal opinion, appraisals or evidence necessary to support the position that a Transaction does not give rise to an Identified Problem, and attorneys' fees in any action arising out of, or matters contemplated by, this Agreement shall be paid by Paxson.

         6. Governing Law. This Agreement shall be governed by the laws of the state of Florida as to all matters, including but not limited to, matters of validity, construction, effect, performance, and remedies.

         7. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined to be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of any such provision to the other persons or circumstances, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.





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         IN WITNESS WHEREOF, this Agreement has been duly executed by the
Parties hereto as of the date first above written.



WITNESSES:                             LOWELL W. PAXSON

                                       /s/ Lowell W. Paxson
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                                       PAXSON COMMUNICATIONS CORP.


                                       By:    /s/ Lowell W. Paxson
-------------------------------           --------------------------------------
                                       Name:  Lowell W. Paxson
                                            ------------------------------------
                                       Title: Chairman
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                                       THE CHRISTIAN NETWORK, INC.


                                       By:    /s/ James L. West
-------------------------------           --------------------------------------
                                       Name:  James L. West
                                            ------------------------------------
                                       Title: Chairman
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